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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  -------------

                                    FORM 8-K


                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


          Date of report (Date of earliest event reported): MAY 3, 2001



                    CHARLES E. SMITH RESIDENTIAL REALTY L.P.
               (Exact Name of Registrant as Specified in Charter)



            DELAWARE                   0-25968                   54-1681657
(State or Other Jurisdiction         (Commission               (IRS Employer
      of Incorporation)              File Number)         Identification Number)


 2345 CRYSTAL DRIVE, CRYSTAL CITY, VIRGINIA                          22202
  (Address of Principal Executive Offices)                         (Zip Code)


                                 (703) 920-8500
              (Registrant's telephone number, including area code)


                                 NOT APPLICABLE
          (Former Name or Former Address, if Changed Since Last Report)



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Item 5.  Other Events

MERGER AGREEMENT

         On May 3, 2001, Archstone Communities Trust, a Maryland real estate investment trust ("ARCHSTONE"), New Garden Residential Trust, a Maryland real estate investment trust ("NEW ARCHSTONE"), Charles E. Smith Residential Realty, Inc., a Maryland corporation ("SMITH REIT"), and Charles E. Smith Residential Realty L.P., a Delaware limited partnership ("SMITH PARTNERSHIP"), entered into an Agreement and Plan of Merger (the "MERGER AGREEMENT") providing for a business combination among Archstone, New Archstone, Smith REIT and Smith Partnership. Under the Merger Agreement, Archstone will be reorganized into an umbrella partnership real estate investment trust or "UPREIT" structure. To accomplish this reorganization, through a series of transactions New Archstone will become a holding company of Archstone with the holders of preferred and common equity securities of Archstone receiving securities of New Archstone in the same number and of the same series as the securities of Archstone outstanding immediately prior to this first step merger. Following this reorganization, Archstone will elect to be treated as a partnership for federal income tax purposes and all of New Archstone's properties, property interests, and business assets will be owned by, and it operations conducted through Archstone.

         After the Archstone reorganization, the second step of the transaction contemplates both the merger of Smith REIT with and into New Archstone and the merger of Smith Partnership with and into Archstone. Both New Archstone and Archstone will survive these mergers. Following the merger with Smith REIT, New Archstone shall be named "Archstone-Smith Trust." Pursuant to the Merger Agreement, upon consummation of the transactions:

         - each common share of Smith REIT will be converted into 1.975 common shares of New Archstone (the 1.975 exchange ratio is fixed and not subject to adjustment);

         - preferred shares of Smith REIT will be converted into a corresponding series of preferred shares of New Archstone on a share-for-share basis;

         - partners of Smith Partnership will receive 1.975 shares of Archstone for each Smith Partnership common unit held (each Archstone common share so issued will be redeemable at the option of New Archstone for cash or a common share of New Archstone); and

         - each outstanding option of Smith REIT will be converted into a corresponding option of New Archstone, such number of options to be multiplied by 1.975 (rounded down to the nearest whole number) and the exercise price of such options to be divided by 1.975 (rounded up to the nearest whole cent), and each such option may be tendered for cash as next described.

         As soon as practicable and subject to applicable law, Archstone will offer to purchase, subject to consummation of the transactions contemplated by the Merger Agreement, all outstanding qualified or nonqualified options to purchase shares of Smith REIT common stock


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("SMITH OPTIONS"), and this offer to purchase shall also be deemed to include the New Archstone options issued in substitution of the Smith Options pursuant to the merger. The amount paid for the tendered Smith Options shall be cash equal to the product of (i) the excess, if any, of (A) $49.48 over
(B) the exercise price of such Smith Option and (ii) the number of shares of Smith REIT common stock subject thereto. If the holder of any Smith Option tenders such option prior to the end of the second business day following the effective time of the final merger, then within seven business days Archstone will, subject to reduction for required withholding taxes, pay to each such tendering former holder of Smith Options the purchase price thereof.

         The Merger Agreement includes customary representations, warranties and covenants for each of Smith REIT, Smith Partnership, Archstone and New Archstone.

         The transactions described above will require the approval of a majority of Archstone's outstanding common shares, two-thirds of the outstanding common shares of Smith REIT, a majority in percentage interest of the limited partners of Smith Partnership not owned by Smith REIT, and a majority in percentage interest of the limited partners of Smith Partnership (including those owned by Smith REIT). The transaction also is subject to the receipt of regulatory approvals as well as other customary closing conditions.

         Under the Merger Agreement, the third quarter dividend of Smith REIT will not change from its current quarterly dividend of $0.585 per share and the second and third quarter dividend of Archstone will not change from its current quarterly dividend of $0.41 per share. The Merger Agreement contemplates that Smith REIT will make a preclosing dividend if, and to the extent, necessary to avoid jeopardizing its REIT status and the payment of federal income taxes. If Smith REIT must pay a special preclosing dividend Archstone will make a corresponding dividend to its shareholders.

         The restructuring of Archstone into an UPREIT structure and the merger of Smith REIT with and into New Archstone are intended to be reorganizations that are tax free except to the extent that a holder receives cash in lieu of a fractional share.

SHAREHOLDERS' AGREEMENT

         In connection with the merger, Archstone-Smith Trust, the entity resulting from the merger of New Archstone and Smith REIT ("ARCHSTONE-SMITH"), and Archstone will enter into a Shareholders' Agreement ("SHAREHOLDERS' AGREEMENT") with Robert H. Smith ("SMITH"), the Chairman of the Board of Smith REIT, and Robert P. Kogod ("KOGOD"), the Chairman of the Executive Committee of the Board of Smith REIT, which provides for, among other things, the appointment of Messrs. Smith and Kogod to Archstone-Smith's Board of Trustees, to serve until 2003 and 2002, respectively. Messrs. Smith and Kogod (or their replacement nominee) will have the right to be nominated to serve on the Board of Trustees for a period of ten (10) years. Ernest A. Gerardi, the President and Chief Executive Officer of Smith REIT will be appointed for a single, three-year term.


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         Pursuant to the Shareholders' Agreement, Messrs. Smith and Kogod
will agree not to sell any common shares or units beneficially owned by them after the merger for a period of three years. This restriction will not apply to the sale of up to 400,000 shares between the first and second anniversaries of the merger and up to an aggregate of 800,000 shares between the first and third anniversaries of the merger.

         The Shareholders' Agreement provides that all of Archstone-Smith's future high-rise apartments will be operated under the name "Charles E. Smith Residential". Archstone-Smith will create a separate operating division (similar to its current East and West Regions) under the name "Charles E. Smith Residential" through which it will conduct substantially all of its high-rise business. For a period of 15 years, Archstone-Smith will not directly or indirectly transfer any interest in certain identified properties located in Crystal City, Virginia (formerly owned by Smith Partnership), without the prior written consent of Messrs. Smith and Kogod, except in the case of a sale of all of the identified Crystal City properties in a single transaction. In addition, the Charles E. Smith Residential division will maintain the current headquarters of Smith REIT in Crystal City, Virginia, for a period of fifteen years unless otherwise agreed to by Messrs. Smith and Kogod. This division will be operated under the direction of a President--Charles E. Smith Residential Division. The initial person serving as such officer shall be W.D. Minami (currently the Executive Vice President and Chief Operating Officer of Smith REIT) who will report directly to R. Scott Sellers, Archstone-Smith's Chief Executive Officer.

         The Shareholders' Agreement will terminate (i) with respect to Mr. Smith, at such time as Mr. Smith and his family beneficially own less than 1,000,000 common shares of Archstone-Smith, and (ii) with respect to Mr. Kogod, at such time as Mr. Kogod and his family beneficially own less than 1,000,000 common shares of Archstone-Smith.

TAX PROTECTION AGREEMENT

         Archstone-Smith will enter into a Tax Protection Agreement pursuant to which Archstone-Smith will agree for the benefit of the limited partners in Smith Partnership that until January 1, 2022 it will not dispose of any properties acquired from the Smith Partnership if the disposition would cause a former partner of the Smith Partnership to recognize

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any of the gain that would have been recognized for federal income tax purposes if there was a fully taxable disposition of the properties at the time of the merger. This agreement does not restrict Archstone-Smith from disposing of any property in a like-kind exchange transaction under Section 1031 of the Internal Revenue Code that does not result in the recognition of any income or gain to a former partner of the Smith Partnership. In addition, subject to certain exceptions (including existing required amortization), Archstone-Smith will agree that it will not repay or prepay any of the existing nonrecourse debt that is secured by the Smith Partnership properties until January 1, 2022. In the event Archstone-Smith disposes of such properties or repays or prepays such debt, Archstone-Smith would be required to reimburse the adversely affected former Smith Partnership partners for the resulting taxes on a "fully grossed up" basis.

VOTING AGREEMENT

         In connection with the execution of the Merger Agreement, the directors of Smith REIT have agreed, among other things, to vote their shares of Smith REIT common stock and limited partnership interests of Smith Partnership to approve the merger. Correspondingly, the trustees of Archstone have agreed, among other things, to vote their Archstone common shares to approve the merger.

         The agreements summarized above will be filed with the Securities and Exchange Commission by Archstone, New Archstone, Smith REIT and/or Smith Partnership and the foregoing summary descriptions of such agreements are qualified in their entirety by reference to such exhibits, which upon filing are incorporated herein by reference.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    CHARLES E. SMITH RESIDENTIAL REALTY L.P.

                                    By:      Charles E. Smith Residential
                                             Realty, Inc., its general partner


Date:  May 8, 2001                  By:      /s/ ERNEST A. GERARDI, JR.
                                             -----------------------------------
                                    Name:    Ernest A. Gerardi, Jr.
                                    Title:   President and Chief Executive
                                             Officer



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